Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FIRST QUARTER 2022 RESULTS

•	Robust start to 2022 with 6.4 percent higher sales volume and strong operating performance

•	Paddock’s plan of reorganization has been accepted by more than 99 percent of the voting asbestos claimants; hearing for confirmation of the plan is scheduled for mid-May

PERRYSBURG, Ohio (April 25, 2022) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the first quarter ended March 31, 2022.

	Net Earnings (Loss) Attributable to the Company Earnings Per Share (Diluted)		Earnings (loss) Before Income Taxes $M
	1Q22	1Q21	1Q22	1Q21
Reported	$0.55	($0.62)	$170	($65)

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	1Q22	1Q21	1Q22	1Q21
Non - GAAP	$0.56 (Guidance: $0.38-$0.43)	$0.35	$231	$175

“O-I reported strong first quarter results that significantly exceeded guidance and demonstrated our agility to navigate elevated market uncertainty and volatility. Shipments increased 6.4 percent compared to the prior year period and strengthened over the course of the quarter. Operating and cost performance surpassed our expectations as improved manufacturing speed and efficiency increased production to support robust demand amid record low inventory levels. Likewise, the benefit of higher selling prices more than offset elevated cost inflation,” said Andres Lopez, O-I Glass CEO.

•	Reported Earnings: For the first quarter 2022, net earnings attributable to the Company were $0.55 per share (diluted) compared to a loss of $0.62 per share in the first quarter of 2021. First quarter 2022 earnings before income taxes were $170 million, compared to a loss of $65 million in the prior year quarter. Both periods included items management considers not representative of ongoing operations and other adjustments.

•	Adjusted Earnings: Excluding certain items management considers not representative of ongoing operations and other adjustments, adjusted earnings were $0.56 per share in the first quarter of 2022, compared with $0.35 per share in the first quarter of 2021. Adjusted earnings exceeded the company’s most recent business outlook of $0.38 to $0.43 per share.

•	Segment Operating Profit: Segment operating profit was $231 million compared to $175 million in the prior year quarter. Segment operating profit benefited from 6.4 percent higher sales volume and 3.7 percent higher production volume (in tons). Likewise, higher segment operating profit also reflected favorable net price, continued solid operating performance and benefits from O-I’s ongoing Margin Expansion initiatives. These benefits were slightly offset by higher logistics costs.

“We continue to advance O-I’s business transformation. The company’s ongoing Margin Expansion initiatives are off to a good start and on pace to achieve O-I’s target of $50 million in benefits this year. Our MAGMA development efforts and expansion plans to enable profitable growth are evolving amid ongoing supply chain challenges while our Colombia and Canada projects remain on track to add much needed new capacity in early 2023. On the ESG front, more than 30 percent of our electricity use is now supplied from renewable sources and our Glass Advocacy campaign scored over 500 million digital impressions in the first quarter alone. As part of our Portfolio Optimization program, we have completed or entered into sales agreements totaling $1.3 billion including the recently completed Colombian tableware business sale. Importantly, Paddock’s plan of reorganization has been accepted by voting asbestos claimants in percentages and amounts that exceed the requirements of the Bankruptcy Code. The plan is currently pending approval by the Bankruptcy Court, and, as a result, we remain optimistic that ultimate resolution of Paddock’s legacy asbestos liabilities will occur by mid-year 2022. On a related note, we recently refinanced our $2.8 billion Bank Credit Agreement at attractive terms that includes a delay-draw feature to fund the future Paddock trust created under section 524(g) of the Bankruptcy Code,” continued Lopez.

First Quarter 2022 Review

Net sales were $1.7 billion in the first quarter of 2022 compared to $1.5 billion in the prior year quarter. Divestitures reduced net sales by $4 million. Average selling prices increased 8.6 percent and contributed $140 million to sales while shipments (in tons) improved 6.4 percent boosting net sales by $73 million. Unfavorable foreign currency translation decreased net sales by $37 million while other sales improved $20 million driven by higher machine part sales to third parties.

Segment operating profit was $231 million in the first quarter of 2022 compared to $175 million in the prior year.

•	Americas: Segment operating profit in the Americas was $129 million compared to $100 million in the first quarter of 2021. Results included $4 million of favorable foreign currency translation. Shipments increased 3.1 percent (in tons) and the benefit of higher selling prices more than offset cost inflation. Operating costs were lower than the prior year period reflecting higher production levels and the benefit of ongoing Margin Expansion initiatives. Furthermore, the disruption from winter storm Uri during the first quarter of 2021 did not repeat this year.

•	Europe: Segment operating profit in Europe was $102 million compared to $75 million in the first quarter 2021. Results included $3 million of unfavorable foreign currency translation. Shipments increased 9.9 percent (in tons) primarily due to strong growth in the wine and spirits categories. The benefit of higher selling prices more than offset cost inflation. Lower operating costs were driven by continued solid operating performance, higher production volumes and benefits from O-I’s Margin Expansion initiatives.

Retained corporate and other costs were $50 million compared to $35 million in the prior year quarter reflecting additional research and development expenses related to MAGMA and higher management incentive expense.

In both the first quarter of 2022 and 2021, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation for Adjusted Earnings. In the first quarter of 2022, this included a $16 million net gain on a divested business (after taxes and noncontrolling interests) and $18 million for charges related to note repurchase premiums and the write-off of finance fees. In the first quarter of 2021, this included a $154 million adjustment to the company’s Paddock support agreement liability, primarily to reflect the subsidiary’s agreement in principle for a consensual plan of reorganization.

2022 Outlook

“We are increasingly optimistic on our full-year business outlook as we continue to navigate challenging macro conditions with agility. Demand for healthy, sustainable glass containers remains strong, operating performance is solid and we are effectively raising prices to offset cost inflation,” concluded Lopez.

O-I expects second quarter 2022 adjusted earnings will approximate $0.55 to $0.60 per share which compares to $0.54 in the prior year. This outlook assumes higher selling prices will more than offset cost inflation, low single-digit sales volume growth (in tons) and benefits from the company’s ongoing Margin Expansion initiatives. Operating costs will also reflect incremental expense for expansion project activity.

The company has revised its full-year 2022 earnings guidance. Management now expects adjusted earnings per share of between $1.85 and $2.10 compared to the original guidance of between $1.85 and $2.00. The updated range reflects favorable first quarter results and good momentum as the company navigates a period of elevated macro uncertainty. Management has reaffirmed its original outlook for adjusted free cash flow of at least $350 million and free cash flow of at least $125 million.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, geopolitical tensions including the conflict in Ukraine, impacts from foreign exchange rates, and additional pandemic effects such as supply chain and labor challenges, among other factors. O-I’s earnings outlook assumes foreign currency rates as of April 25, 2022, earnings dilution from the company’s Portfolio Optimization program, incremental interest expense for the anticipated funding of the Paddock 524(g) trust and an effective annual adjusted tax rate of approximately 28 to 32 percent. The free cash flow and adjusted free cash flow outlook excludes the one-time funding of the $610 million Paddock 524(g) trust upon the effective date of a plan of reorganization, which the Company expects to occur during the second quarter of 2022.

Conference Call Scheduled for April 26, 2022

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Tuesday, April 26, 2022, at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on April 26, 2022. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2022 earnings conference call is currently scheduled for Wednesday, August 3, 2022 at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 24,000 people across 70 plants in 19 countries, O-I achieved net sales of $6.4 billion in 2021. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, adjusted free cash flow and segment operating profit, provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Management uses adjusted earnings, adjusted earnings per share, and segment operating profit to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share and segment operating profit may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Adjusted free cash flow relates to cash provided by operating activities less cash payments for property, plant and equipment pertaining to base maintenance activity. Management has historically used free cash flow and adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow or adjusted free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting, and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the risk that the proposed plan of reorganization (the “Plan”) of Paddock Enterprises, LLC (“Paddock”) may not be approved by the bankruptcy court or that other conditions necessary to implement the agreement in principle may not be satisfied, (2) the actions and decisions of participants in the bankruptcy proceeding, and the actions and decisions of third parties, including regulators, that may have an interest in the bankruptcy proceedings, (3) the terms and conditions of any reorganization plan that may ultimately be approved by the bankruptcy court, (4) delays in the confirmation or consummation of a plan of reorganization, including the Plan, due to factors beyond the company's and Paddock's control, (5) risks with respect to the receipt of the consents necessary to effect the reorganization, (6) risks inherent in, and potentially adverse developments related to, the bankruptcy proceeding, that could adversely affect the company and the company's liquidity or results of operations, (7) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (8) the company's ability to obtain the benefits it anticipates from the corporate modernization, (9) the company's ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company's operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address Paddock's legacy liabilities, (10) the company's ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (11) the company's ability to achieve its strategic plan, (12) the company's ability to improve its glass melting technology, known as the MAGMA program and implement it within the timeframe expected, (13) foreign currency fluctuations relative to the U.S. dollar, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (15) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (16) the company's ability to generate sufficient future cash flows to ensure the company's goodwill is not impaired, (17) consumer preferences for alternative forms of packaging, (18) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflict between Russia and Ukraine), (19) consolidation among competitors and customers, (20) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (21) unanticipated operational disruptions, including higher capital spending, (22) the company's ability to further develop its sales, marketing and product development capabilities, (23) the failure of the company's joint venture partners to meet their obligations or commit additional capital to the joint venture, (24) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (25) changes in U.S. trade policies, (26) risks related to recycling and recycled content laws and regulations, (27) risks related to climate-change and air emissions, including related laws or regulations and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2022	2021
Net sales	$1,692	$1,500
Cost of goods sold	(1,388)	(1,256)

Gross profit	304	244

Selling and administrative expense	(119)	(102)
Research, development and engineering expense	(23)	(18)
Interest expense, net	(66)	(51)
Equity earnings	23	18
Other income (expense), net	51	(156)

Earnings (loss) before income taxes	170	(65)

Provision for income taxes	(48)	(26)

Net earnings (loss)	122	(91)

Net earnings attributable to noncontrolling interests	(34)	(6)

Net earnings (loss) attributable to the Company	$88	$(97)

Basic earnings per share:
Net earnings (loss) attributable to the Company	$0.56	$(0.62)
Weighted average shares outstanding (thousands)	155,849	157,571

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$0.55	$(0.62)
Diluted average shares (thousands)	158,798	157,571

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,	March 31,
Unaudited	2022	2021	2021
Assets
Current assets:
Cash and cash equivalents	$519	$725	$742
Trade receivables, net	900	692	714
Inventories	837	816	827
Prepaid expenses and other current assets	234	237	203
Assets held for sale		49
Total current assets	2,490	2,519	2,486

Property, plant and equipment, net	2,833	2,817	2,791
Goodwill	1,863	1,840	1,880
Intangibles, net	283	286	310
Other assets	1,408	1,370	1,358

Total assets	$8,877	$8,832	$8,825

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,169	$1,210	$998
Short-term loans and long-term debt due within one year	67	72	180
Other liabilities	514	551	524
Liabilities held for sale		13
Total current liabilities	1,750	1,846	1,702

Long-term debt	4,621	4,753	5,168
Paddock support agreement liability	625	625	625
Other long-term liabilities	779	781	1,068
Share owners' equity	1,102	827	262

Total liabilities and share owners' equity	$8,877	$8,832	$8,825

O-I GLASS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Three months ended March 31
Unaudited	2022	2021
Cash flows from operating activities:
Net earnings (loss)	$122	$(91)
Non-cash charges
Depreciation and amortization	116	115
Pension expense	8	8
Charge related to Paddock support agreement liability		154
Gain on sale of divested business	(55)
Cash payments
Pension contributions	(6)	(18)
Cash paid for restructuring activities	(4)	(3)
Change in components of working capital (a)	(259)	(229)
Other, net (b)	5	8
Cash utilized in operating activities	(73)	(56)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(96)	(93)
Net cash proceeds on disposal of other businesses and misc. assets	96	4
Net cash proceeds on sale of ANZ business		58
Other	(2)
Cash utilized in investing activities	(2)	(31)

Cash flows from financing activities:
Changes in borrowings, net	(112)	290
Shares repurchased	(10)
Payment of finance fees	(20)
Net cash payments for hedging activity	(7)
Issuance of common stock and other	(3)	(2)
Cash provided by (utlilized in) financing activities	(152)	288
Effect of exchange rate fluctuations on cash	21	(22)
Change in cash	(206)	179
Cash at beginning of period	725	563
Cash at end of period	$519	$742

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At March 31, 2022, December 31, 2021 and March 31, 2021, the amount of receivables sold by the Company was $461 million, $481 million and $444 million, respectively. For the three months ended March 31, 2022 and 2021, the Company's use of its factoring programs resulted in an decrease of $20 million to cash from operating activities and a $8 million increase to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended March 31
	2022	2021
Net sales:
Americas	$940	$837
Europe	708	639
Reportable segment totals	1,648	1,476
Other	44	24
Net sales	$1,692	$1,500

Earnings (loss) before income taxes	$170	$(65)
Items excluded from segment operating profit:
Retained corporate costs and other	50	35
Items not considered representative of ongoing operations (a)	(55)	154

Interest expense, net	66	51
Segment operating profit (b):	$231	$175

Americas	$129	$100
Europe	102	75
Reportable segment totals	$231	$175

Ratio of earnings before income taxes to net sales	10.0%	-4.3%

Segment operating profit margin (c):
Americas	13.7%	11.9%
Europe	14.4%	11.7%

Reportable segment margin totals	14.0%	11.9%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended March 31
	Americas	Europe	Total
Net sales for reportable segments- 1Q21	$837	$639	$1,476
Effects of changing foreign currency rates (a)	5	(42)	(37)
Price	80	60	140
Sales volume & mix	22	51	73
Divestiture	(4)		(4)
Total reconciling items	103	69	172
Net sales for reportable segments- 1Q22	$940	$708	$1,648

	Three months ended March 31
	Americas	Europe	Total
Segment operating profit - 1Q21	$100	$75	$175
Effects of changing foreign currency rates (a)	4	(3)	1
Net price (net of cost inflation)	12	3	15
Sales volume & mix	3	14	17
Operating costs	11	15	26
Divestitures	(1)	(2)	(3)
Total reconciling items	29	27	56
Segment operating profit - 1Q22	$129	$102	$231

(a)	Currency effect on net sales and segment operating profit determined by using 2022 foreign currency exchange rates to translate 2021 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended
	March 31, 2022	March 31, 2021	June 30, 2021
Net earnings (loss) attributable to the Company	$88	$(97)	$118
Items impacting other income (expense), net:
Charge related to Paddock support agreement liability		154
Restructuring, asset impairment and other charges			9
Gain on sale of divested business	(55)
Brazil indirect tax credit			(69)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	18
Items impacting income tax:
Net expense (benefit) for income tax on items above	10		28
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	29
Total adjusting items (non-GAAP)	$2	$154	$(32)

Adjusted earnings (non-GAAP)	$90	$57	$87

Diluted average shares (thousands)	158,798	157,571	160,791

Net earnings (loss) attributable to the Company (diluted)	$0.55	$(0.62)	$0.73
Adjusted earnings per share (non-GAAP) (a)	$0.56	$0.35	$0.54

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 160,125 for the three months ended March 31, 2021.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the quarter ending June 30, 2022 or year ending December 31, 2022, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow

(Dollars in millions)

Forecast for Year Ended
December 31, 2022

Cash provided by operating activities	$725
Cash payments for property, plant and equipment	(600)
Free cash flow (non-GAAP)	$125
Addback: Cash payments for property, plant and equipment - strategic/expansion only (non-GAAP)	225
Adjusted free cash flow (non-GAAP)	$350

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2022, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.